TEMPUR SEALY REPORTS FIRST QUARTER 2014 RESULTS

 – Reports First Quarter GAAP EPS of $0.44; Adjusted EPS of $0.53
– Acquires Sealy® Brand Rights in Continental Europe

LEXINGTON, KY, May 1, 2014 – Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, today announced financial results for the first quarter ending March 31, 2014. The Company also announced it has signed a definitive agreement to acquire the Sealy® brand rights in Continental Europe (excluding UK) from its former licensee. The Company confirmed financial guidance for 2014.

FIRST QUARTER FINANCIAL SUMMARY

•
Earnings per diluted share (“EPS”) under U.S. generally accepted accounting principles (“GAAP”) in the first quarter of 2014 were $0.44 compared to GAAP EPS of $0.20 in the first quarter of 2013. The 2013 and 2014 results reflect transaction and integration costs related to the acquisition of Sealy Corporation ("Sealy"). The Company completed its acquisition of Sealy in March 2013, and results for the first quarter of 2013 include Sealy's operations from March 18, 2013 through March 31, 2013.

•	Adjusted EPS were $0.53 in the first quarter of 2014 as compared to adjusted EPS of $0.62 in the first quarter of 2013.

•
GAAP net income in the first quarter of 2014 was $27.4 million as compared to GAAP net income of $12.5 million for the first quarter of 2013. The Company reported adjusted net income of $32.6 million for the first quarter of 2014 as compared to adjusted net income of $38.2 million for the first quarter of 2013. For additional information regarding adjusted EPS and adjusted net income (which are non-GAAP measures), please refer to the reconciliations and other information included in the attached schedules.

•
Total net sales increased 79.9% to $701.9 million in the first quarter of 2014 from $390.1 million in the first quarter of 2013. The net sales increase was due to a full quarter of Sealy net sales in the first quarter of 2014 of $363.2 million as compared to $46.7 million in the first quarter of 2013, which included the period of March 18, 2013 through March 31, 2013.

•
Gross profit margin was 38.4% as compared to 48.3% in the first quarter of 2013. The gross profit margin decreased primarily as a result of the inclusion of a full quarter for the Sealy business, which has lower margins than the Tempur North America and Tempur International segments, as well as changes in product and channel mix and higher new product launch costs, offset partially by geographic mix and lower sourcing costs.

•
Operating income was $62.4 million as compared to $44.5 million in the first quarter of 2013. Operating income in the first quarter of 2014 included $7.4 million of integration costs related to the Sealy acquisition. Operating income in the first quarter of 2013 included $16.0 million of transaction and integration costs. The higher operating income reflects a full quarter of Sealy results in the first quarter of 2014.

•	EBITDA for the first quarter of 2014 was $85.1 million. Adjusted EBITDA (which is a non-GAAP measure) for the first quarter of 2014 was $91.4 million.

•
The Company ended the quarter with consolidated funded debt less qualified cash of $1.8 billion. The ratio of consolidated funded debt less qualified cash to adjusted EBITDA was 4.6 times, calculated in accordance with the Company’s senior secured credit facility. For additional information regarding EBITDA, adjusted EBITDA and consolidated funded debt less qualified cash (which are non-GAAP measures) please refer to the reconciliations and other information included in the attached schedules.

Tempur Sealy International, Inc. CEO Mark Sarvary commented, “Overall our first quarter was in line with our expectations. The majority of our 2014 initiatives have just begun, and we remain confident that they will drive growth in 2014. We are also excited about our recently announced acquisitions of Sealy brand rights in Japan and in Continental Europe.  Both of these transactions represent significant future growth opportunities."

Business Segment Highlights

The Company’s business segments include Tempur North America, Tempur International, and Sealy. The Company’s “Bedding” product sales include mattresses, foundations, and adjustable foundations and “Other products” include pillows and various other comfort products and components.

Tempur North America net sales decreased 5.7% to $213.0 million in the first quarter of 2014 from $225.9 million in the first quarter of 2013. Bedding net sales decreased 2.5% to $199.5 million in the first quarter of 2014 from $204.6 million in the first quarter of 2013. Net sales of Other products decreased 36.6% to $13.5 million from $21.3 million in the first quarter of 2013.

Tempur International net sales increased 7.0% to $125.7 million in the first quarter of 2014 from $117.5 million in the first quarter of 2013. Bedding net sales increased 6.6% to $95.2 million in the first quarter of 2014 from $89.3 million in the first quarter of 2013. Net sales of Other products increased 8.2% to $30.5 million in the first quarter of 2014 from $28.2 million in the first quarter of 2013.

Sealy net sales increased to $363.2 million in the first quarter of 2014 from $46.7 million in the first quarter of 2013. Bedding net sales increased to $341.3 million in the first quarter of 2014 from $44.7 million in the first quarter of 2013. Net sales of Other products increased to $21.9 million in the first quarter of 2014 from $2.0 million in the first quarter of 2013. As previously stated, Sealy net sales for the first quarter of 2013 include a partial period.

Charges and Other Costs
The Company incurred various charges as a result of the Sealy acquisition. Integration costs recorded in the first quarter of 2014 were $7.4 million. Transaction costs recorded in the first quarter of 2013 were $11.8 million and integration costs were $4.2 million. In addition, during the first quarter of 2013, the Company incurred $19.9 million of Sealy transaction-related interest fees.
Acquisition of Sealy Brand Rights in Continental Europe
The Company today announced it has signed a definitive agreement to acquire the Sealy® brand rights in Continental Europe (excluding the UK) from its former licensee. As part of the transaction, the companies have executed a supply agreement, whereby the former licensee will become a contract manufacturer for certain Sealy branded products. The Company anticipates closing the transaction, which is subject to customary closing conditions, during its fiscal second quarter of 2014. The transaction is expected to have limited sales and earnings contribution to overall 2014 results but provides a significant long term growth opportunity. No assets were acquired and financial terms were not disclosed.

Financial Guidance
The Company confirmed 2014 guidance for net sales, adjusted EBITDA and adjusted EPS.

The Company currently expects the following for 2014:

•	Net sales to range from $2.800 billion to $2.900 billion

•	Adjusted EBITDA to range from $415 million to $435 million

•	Adjusted EPS to range from $2.60 to $2.85 per diluted share, including depreciation and amortization of approximately $0.19 per share associated with the Sealy purchase price allocation (“PPA”)

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control. The Company noted its adjusted EBITDA and adjusted EPS guidance does not include transaction and integration costs related to the Sealy acquisition.
Conference Call Information
Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, May 1, 2014 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements

This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," “guidance,” "anticipates," "projects," "plans," “proposed,” "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding its four key strategic growth initiatives, expectations regarding the Company’s net sales, future revenue performance, adjusted EBITDA and adjusted EPS for 2014 and related assumptions, expectations regarding net sales growth rates, margin improvements and the impact of foreign exchange, and expectations regarding growth opportunities relating to the acquisitions of Sealy brand rights in Japan and Continental Europe. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and increased debt level; the ability to successfully integrate Sealy into the Company’s operations and realize cost and revenue synergies and other benefits from the transaction; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in interest rates; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax proceedings; changing commodity costs; and the effect of future legislative or regulatory changes.

There are a number of risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements contained in this report. There are important factors, many of which are beyond the Company’s control, that could cause its actual results to differ materially from those expressed as forward-looking statements in this report, including the risk factors discussed under the heading “Risk Factors” under ITEM 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2013. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, Optimum™ and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:
Mark Rupe
Vice President
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except per common share amounts)
(unaudited)

	Three Months Ended March 31,
	2014	2013	Chg %
Net sales	$701.9	$390.1	79.9%
Cost of sales	432.4	201.7
Gross profit	269.5	188.4	43.0%
Selling and marketing expenses	143.0	86.4
General, administrative and other	70.3	58.7
Equity income in earnings of unconsolidated affiliates	(1.7)	(0.2)
Royalty income, net of royalty expense	(4.5)	(1.0)
Operating income	62.4	44.5	40.2%

Other expense, net:
Interest expense, net	22.2	27.9
Other expense, net	1.0	1.5
Total other expense	23.2	29.4

Income before income taxes	39.2	15.1	159.6%
Income tax provision	(11.5)	(2.6)
Net income before non-controlling interest	27.7	12.5	121.6%
Less: Net income attributable to non-controlling interest	0.3	—
Net income attributable to Tempur Sealy International, Inc.	$27.4	$12.5	119.2%

Earnings per common share:
Basic	$0.45	$0.21
Diluted	$0.44	$0.20

Weighted average common shares outstanding:
Basic	60.7	60.0
Diluted	61.9	61.2

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2014	December 31, 2013
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$79.7	$81.0
Accounts receivable, net	368.4	349.2
Inventories, net	222.7	199.2
Prepaid expenses and other current assets	59.4	53.7
Deferred income taxes	43.0	44.4
Total Current Assets	773.2	727.5
Property, plant and equipment, net	402.4	411.6
Goodwill	764.4	759.6
Other intangible assets, net	743.7	750.1
Deferred income taxes	10.8	10.9
Other non-current assets	76.9	70.2
Total Assets	$2,771.4	$2,729.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$200.8	$191.2
Accrued expenses and other current liabilities	195.4	208.4
Deferred income taxes	0.9	0.8
Income taxes payable	3.8	1.5
Current portion of long-term debt	45.6	39.6
Total Current Liabilities	446.5	441.5
Long-term debt	1,799.7	1,796.9
Deferred income taxes	279.9	286.1
Other non-current liabilities	82.0	75.3
Total Liabilities	2,608.1	2,599.8

Redeemable Non-Controlling Interest	11.8	11.5

Total Stockholders’ Equity	151.5	118.6
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$2,771.4	$2,729.9

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$27.7	$12.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19.9	11.2
Amortization of stock-based compensation	4.1	3.5
Amortization of deferred financing costs	2.3	0.4
Write-off of deferred financing costs	—	4.7
Bad debt expense	1.8	0.5
Deferred income taxes	(1.9)	(41.5)
Equity income in earnings of unconsolidated affiliates	(1.7)	(0.2)
Non cash interest expense on convertible notes	1.2	—
Loss on sale of assets	0.3	—
Foreign currency adjustments and other	0.1	(0.1)
Changes in operating assets and liabilities, net of effect of business acquisitions	(55.4)	14.2
Net cash (used in) provided by operating activities	(1.6)	5.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	—	(1,265.5)
Purchases of property, plant and equipment	(7.8)	(5.6)
Other	(0.8)	0.1
Net cash used in investing activities	(8.6)	(1,271.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from 2012 Credit Agreement	74.5	1,525.0
Repayments of 2012 Credit Agreement	(66.5)	(24.1)
Proceeds from issuance of Senior Notes	—	375.0
Proceeds from 2011 Credit Facility	—	46.5
Repayments of 2011 Credit Facility	—	(696.5)
Proceeds from exercise of stock options	1.7	4.2
Excess tax benefit from stock based compensation	0.9	2.5
Treasury shares repurchased	(2.2)	—
Payments of deferred financing costs	—	(51.5)
Other	0.1	(0.3)
Net cash provided by financing activities	8.5	1,180.8
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	0.4	(2.8)
Decrease in cash and cash equivalents	(1.3)	(87.8)
CASH AND CASH EQUIVALENTS, beginning of period	81.0	179.3
CASH AND CASH EQUIVALENTS, end of period	$79.7	$91.5

Supplemental cash flow information:
Cash paid during the period for:
Interest	$12.3	$15.1
Income taxes, net of refunds	$10.2	$7.9

Summary of Channel Sales
The following table highlights net sales information, by channel and by segment, for the three months ended March 31, 2014 and 2013:

(in millions)	Consolidated		Tempur North America		Tempur International		Sealy
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
	2014	2013	2014	2013	2014	2013	2014	2013
Retail	$643.7	$345.7	$200.8	$207.5	$98.3	$94.0	$344.6	$44.2
Direct	30.4	27.0	9.3	14.4	16.1	11.3	5.0	1.3
Other	27.8	17.4	2.9	4.0	11.3	12.2	13.6	1.2
	$701.9	$390.1	$213.0	$225.9	$125.7	$117.5	$363.2	$46.7

Summary of Product Sales
The following table highlights net sales information, by product and by segment, for the three months ended March 31, 2014 and 2013:

(in millions)	Consolidated		Tempur North America		Tempur International		Sealy
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
	2014	2013	2014	2013	2014	2013	2014	2013
Bedding	$636.0	$338.6	$199.5	$204.6	$95.2	$89.3	$341.3	$44.7
Other products	65.9	51.5	13.5	21.3	30.5	28.2	21.9	2.0
	$701.9	$390.1	$213.0	$225.9	$125.7	$117.5	$363.2	$46.7

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(in millions, except per common share amounts)

The Company provides information regarding adjusted net income, adjusted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, and consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or total debt. A reconciliation of adjusted net income and adjusted earnings per share is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various costs associated with the Sealy acquisition. A reconciliation of EBITDA and adjusted EBITDA to the Company’s net income and a reconciliation of total debt to consolidated funded debt and consolidated funded debt less qualified cash are also provided below. Management believes that the use of EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash also provides investors with useful information with respect to the terms of the Company’s senior secured credit facility and the Company’s compliance with key financial covenants. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income
The following table sets forth the reconciliation of the Company’s reported GAAP net income for the three months ended March 31, 2014 and 2013 to the calculation of adjusted net income for the three months ended March 31, 2014 and 2013:

(in millions, except per share amounts)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
GAAP net income	27.4	$12.5
Plus:
Transaction costs, net of tax (1)	—	8.2
Integration costs, net of tax (1)	5.2	2.9
Interest expense and financing costs, net of tax (2)	—	13.9
Inventory step-up, net of tax (3)	—	2.2
Adjustment of taxes to normalized rate (4)	—	(1.5)
Adjusted net income	32.6	$38.2

Earnings per share, diluted	$0.44	$0.20
Transaction costs, net of tax (1)	—	0.13
Integration costs, net of tax (1)	0.09	0.05
Interest expense and financing costs, net of tax (2)	—	0.23
Inventory step-up, net of tax (3)	—	0.04
Adjustment of taxes to normalized rate (4)	—	(0.03)
Adjusted earnings per share, diluted	$0.53	$0.62

Diluted shares outstanding	61.9	61.2

(1)	Transaction and integration represents costs, including legal fees, professional fees and other charges to align the businesses related to the Sealy acquisition.

(2)
Interest expense represents certain costs incurred related to the Sealy acquisition. This includes: interest on the Company's 6.875% Senior Notes due 2020, for the period prior to March 18, 2013 when the proceeds from the Senior Notes were held in escrow, commitments associated with financing for the closing of the Sealy acquisition, and ticking fees. Interest expense also includes the write-off of deferred financing costs.

(3)	Inventory step-up represents the reversal of the fair value adjustment associated with the Sealy acquisition.

(4)	Adjustment of taxes to normalized rate represents adjustments associated with the tax impacts of transaction costs.

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of EBITDA and adjusted EBITDA for the three months ended March 31, 2014:

(in millions)	Three Months Ended March 31, 2014
GAAP net income	$27.4
Interest expense	22.2
Income taxes	11.5
Depreciation & amortization	24.0
EBITDA	$85.1

Adjustments for financial covenant purposes:
Integration costs	6.3
Adjusted EBITDA	$91.4

The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of EBITDA and adjusted EBITDA for the twelve months ended March 31, 2014 in accordance with the Company's senior secured credit facility.

(in millions)	Twelve Months Ended March 31, 2014
GAAP net income	$93.5
Interest expense	105.1
Income taxes	58.0
Depreciation & amortization	100.7
EBITDA	$357.3

Adjustments for financial covenant purposes:
Transaction costs	6.9
Integration costs	31.1
Adjusted EBITDA	$395.3

This information is presented solely for the purpose of providing information to investors regarding the Company’s compliance with certain financial covenants  in its senior secured credit facility that are based on adjusted EBITDA.

Reconciliation of long-term debt to consolidated funded debt less qualified cash

The following table sets forth the reconciliation of the Company’s reported debt to the calculation of consolidated funded debt less qualified cash as of March 31, 2014. “Consolidated funded debt” and “qualified cash” are terms used in the Company’s senior secured credit facility for purposes of certain financial covenants.

(in millions)	As of March 31, 2014
Total debt	$1,845.3
Plus:
Letters of credit outstanding	20.9
Consolidated funded debt	1,866.2
Less:
Domestic qualified cash (1)	33.0
Foreign qualified cash (1)	28.0
Consolidated funded debt less qualified cash	$1,805.2

(1) Qualified cash as defined in the credit agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.

Calculation of consolidated funded debt less qualified cash to Adjusted EBITDA

(in millions)	As of March 31, 2014
Consolidated funded debt less qualified cash	$1,805.2
Adjusted EBITDA	395.3
	4.6 times	(1)

(1)
The ratio of consolidated debt less qualified cash to adjusted EBITDA was 4.6 times, within our covenant, which requires this ratio be less than 5.00 times from January 1, 2014 through March 31, 2014. For the quarter ended June 30, 2014, the covenant requires a ratio of less than 4.75 times.